UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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MIDDLEBROOK PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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YOUR VOTE IS VERY IMPORTANT
Dear Stockholder,
     Our board of directors has called a special meeting of stockholders as described in the enclosed notice of special meeting of stockholders and proxy statement. The special meeting is being called so that our stockholders may consider and act upon matters necessary to enable us to raise capital through the issuance of additional shares of our common stock and a warrant to purchase shares of our common stock. At the meeting, our stockholders will be asked to approve (1) the issuance of 30,303,030 million shares of our common stock and a warrant to purchase an additional 12,121,212 shares of our common stock to EGI-MBRK, L.L.C., an affiliate of Equity Group Investments, L.L.C., for $100,000,000 and (2) an amendment to our stock incentive plan necessary for us to consummate such transaction with EGI-MBRK, L.L.C.
     The EGI-MBRK transaction will provide us with needed additional capital and financial flexibility, among other things,
     1. to repurchase the Keflex assets previously sold by us to affiliates of Deerfield Management, L.P., to terminate our ongoing royalty obligations to Deerfield affiliates and to redeem the warrants to purchase our common stock that were issued to Deerfield affiliates in November 2007;
     2. to support the creation of a sales and marketing infrastructure to facilitate the commercial launch of MOXATAG;
     3. to restart the clinical development of our once-daily PULSYS version of Keflex and the pediatric version of our Amoxicillin PULSYS product that were previously on hold; and
     4. to fund our working capital and other general corporate requirements.
          The issuance of shares and the warrant to EGI-MBRK and the amendment to our stock incentive plan as described above will each require the affirmative vote of the majority of shares of our common stock present in person or represented by proxy at the special meeting. Our board of directors has fixed the close of business on               , 2008 as the record date for the determination of stockholders of the Company entitled to notice of, and to vote at, the special meeting and any postponements or adjournments thereof. The special meeting will be held               , 2008 at 8:30 a.m., local time, at the Company’s offices at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876.
          This proxy statement provides detailed information about the proposed financing, the amendment to our stock incentive plan and the special meeting. We encourage you to read the entire proxy statement carefully.
          Our board of directors has unanimously approved the proposed financing and the amendment to our stock incentive plan, has determined that the proposed financing and the amendment to our stock incentive plan are advisable and in the best interest of our stockholders and unanimously recommends that you vote to approve the issuance of the shares and the warrant to EGI-MBRK and the amendment to our stock incentive plan.
          Your vote is important regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, please vote by telephone or Internet, or complete, sign and return the enclosed proxy card. You may also cast your vote in person at the special meeting.
Sincerely,

Edward M. Rudnic, Ph.D., President and Chief Executive Officer
This proxy statement is dated           , 2008 and is first being mailed to stockholders on or about           , 2008.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held           , 2008
To the Stockholders of MiddleBrook Pharmaceuticals, Inc.:
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 on           , 2008 at 8:30 am, local time, for the following purposes:
     1. To approve the issuance by the Company of (a) 30,303,030 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) and (b) warrants to acquire 12,121,212 shares of Common Stock to EGI-MBRK, L.L.C., an affiliate of Equity Group Investments, L.L.C.
     2. To approve an amendment to the MiddleBrook Pharmaceuticals, Inc. Stock Incentive Plan for the purposes of increasing the number of shares of Common Stock reserved for issuance thereunder by 7,000,000 shares from 9,348,182 shares to 16,348,182 and increasing the maximum number of shares of Common Stock that may be granted as awards under the plan during any one fiscal year of the Company to any one individual from 1,000,000 shares to 3,000,000 shares.
     3. To act upon any other matter which may properly come before the Special Meeting or any adjournment or postponement thereof.
     The Board of Directors of the Company has fixed the close of business on           , 2008 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Special Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s offices during business hours for a period of 10 days prior to the Special Meeting.
     All stockholders are cordially invited to attend the meeting in person. In any event, please vote promptly by telephone or Internet or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. The proxy is revocable by you at any time prior to its exercise, regardless of the manner used to transmit your voting instructions. The prompt communication of your voting instructions via any of the designated methods will be of assistance in preparing for the meeting, and your cooperation in this respect will be appreciated.
      If you have any questions or need assistance with voting your shares or need additional copies of proxy materials, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at (888)750-5834. (Banks and Brokers call collect at (212)750-5833).
     Your attention is directed to the attached Proxy Statement.
By Order of the Board of Directors,

Edward M. Rudnic, Ph.D.
President and Chief Executive Officer
Germantown, Maryland
     , 2008
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held
, 2008. The proxy statement is available at
http://www.middlebrookpharma.com

TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS to be held ________, 2008

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING
PROPOSAL 1. APPROVAL OF THE EQUITY ISSUANCE
PROPOSAL 2. APPROVAL OF THE AMENDMENT TO THE MIDDLEBROOK PHARMACEUTICALS, INC. STOCK INCENTIVE PLAN

INFORMATION CONCERNING CHANGES TO OUR BOARD OF DIRECTORS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

ABSENCE OF APPRAISAL RIGHTS

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

STOCKHOLDERS SHARING THE SAME ADDRESS

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION BY REFERENCE

OTHER BUSINESS

FORWARD-LOOKING INFORMATION

CAUTIONARY STATEMENT CONCERNING REPRESENTATIONS AND WARRANTIES CONTAINED IN THE STOCK PURCHASE AGREEMENT AND RELATED AGREEMENTS

MIDDLEBROOK PHARMACEUTICALS, INC.
20425 Seneca Meadows Parkway
Germantown, Maryland 20876
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
General
     This Proxy Statement is being furnished to stockholders of MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the board of directors of the Company (the “Board of Directors”) of proxies for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held at the Company’s offices at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 on ___, 2008 at 8:30 am, local time, and at any adjournment or postponement thereof.
Solicitation
     The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, email, facsimile or any other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. The solicitation of proxies will also be supplemented through the services of Innisfree M&A Incorporated, a proxy solicitation firm. Innisfree will receive a customary fee which we estimate will not exceed $ 25,000, plus certain other fees for related services and reasonable out-of-pocket expenses.
     This proxy statement and the accompanying solicitation materials are being sent to stockholders on or about, 2008.
     If you have any questions or need assistance with voting your shares or need additional copies of proxy materials, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at (888)750-5834. (Banks and Brokers call collect at (212)750-5833).
Revocation of Proxies
     A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by submitting a new, proper proxy by telephone, internet or mail to the Company bearing a later date or by attending the Special Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need a legal proxy from your bank, broker or other nominee stating your ownership as of___, 2008 in order to vote personally at the Special Meeting.
Quorum and Voting Requirements
     Only stockholders of record at the close of business on                     , 2008 (the “Record Date”) will be entitled to notice of and to vote at the Special Meeting or any and all adjournments or postponements thereof. As of the Record Date, there were                     shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), outstanding. Each of our stockholders will be entitled to one vote for each share of our Common Stock registered in his or her name on the Record Date. A majority of all shares of Common Stock outstanding constitutes a quorum and is required to be present in person or by proxy to conduct business at the Special Meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Special Meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Special Meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. In the event that an insufficient number of shares are represented for a quorum or to approve any proposal at the Special Meeting, the Special Meeting may be adjourned in order to permit the further solicitation of proxies.

     Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified the Company on a proxy form in accordance with industry practice or have otherwise advised the Company that they lack voting authority.
     The Board of Directors knows of no additional matters that will be presented for consideration at the Special Meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Special Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.
     The affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on each proposal is required to approve each of the proposals described below. Each of the Large Stockholders (as defined below), which collectively hold approximately 37% of the Company’s currently outstanding shares of Common Stock, has entered into a voting agreement with the Investor (as defined below) and the Company pursuant to which it has agreed, among other things, to vote its shares in favor of each proposal.
PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING
PROPOSAL 1.
APPROVAL OF THE EQUITY ISSUANCE
     We are seeking stockholder approval of Proposal 1 for the purpose of complying with Nasdaq rules.
     The Parties
     The Company. The Company is a pharmaceutical company focused on the development and commercialization of anti-infective drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing antiinfective drugs based on its novel biological finding that bacteria exposed to antibiotics in frontloaded staccato bursts, or “pulses,” are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, MiddleBrook has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS®. The Company currently markets the Keflex® brand of cephalexin and has received regulatory approval for MOXATAG™ — the first and only once-daily amoxicillin product approved for marketing in the U.S. The Common Stock is traded on the NASDAQ Global Market under the symbol “MBRK.”
     Equity Group Investments, L.L.C. and EGI-MBRK, L.L.C. EGI-MBRK, L.L.C., a Delaware limited liability company (the “Investor”), is an affiliate of Equity Group Investments, L.L.C. (“EGI”), a Chicago-based private investment firm that has an active portfolio spanning industries and continents with interests in finance, energy, pharmaceuticals, transportation, media, telecommunications and real estate. Founded 40 years ago by financier Sam Zell, EGI has a successful track record of investing in and partnering with companies to maximize their potential. EGI’s origins were in commercial real estate, and the company served as the catalyst for three of the largest real estate investment trusts in the industry’s history.
Background and Description of the Proposed Financing
     In March 2007, the Company announced that the Board of Directors had authorized the Company to evaluate various strategic alternatives to further shareholder value and the Company had retained an investment bank to assist in the evaluation of such strategic alternatives. Such strategic alternatives included the continued execution of the Company’s operating plan, the sale of some or all of the Company’s assets, partnering or other collaboration agreements, or a merger or other strategic transaction.
     In January 2008, the Company announced that it had received approval from the U.S. Food and Drug Administration for its once-daily MOXATAG ™ Tablets 775 mg (amoxicillin extended-release tablets) for the treatment of adults and pediatric patients 12 years and older with pharyngitis and/or tonsillitis secondary to Streptococcus pyogenes (commonly referred to as strep throat). Later in February 2008, the Company announced that it had engaged Morgan Stanley as its strategic advisor in connection with the Company’s ongoing process to explore strategic alternatives.
     On July 1, 2008, the Company announced that it had completed its strategic process and that the Board of Directors had concluded that it was in the best interests of the Company’s stockholders to enter into an agreement with an affiliate of Equity Group Investments, L.L.C. for a $100 million equity investment in the Company.

     On July 1, 2008, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the Investor, under which the Company has agreed to sell, and the Investor has agreed to purchase, 30,303,030 shares (the “Shares”) of Common Stock, and a warrant (the “Warrant”) to purchase an aggregate of 12,121,212 shares of Common Stock (the “Warrant Shares”) (which number of Warrant Shares equals 0.40 share of Common Stock for every one Share purchased by the Investor) for an aggregate purchase price of $100 million (the “Proposed Financing”). The Warrant will have a term of five years and an exercise price of $3.90 per Warrant Share. The Warrant contains customary anti-dilution provisions and other adjustments that may have the effect of reducing the Warrant exercise price and/or increasing the number of Warrant Shares.
     The consummation of the Proposed Financing is conditioned on obtaining the approval of the Company’s stockholders of (a) the issuance of the Shares and the Warrant (including the Warrant Shares) and (b) an amendment to the MiddleBrook Pharmaceuticals, Inc. Stock Incentive Plan (the “Plan Amendment”) to increase the number of shares of Common Stock available for grant thereunder by 7,000,000 shares from 9,348,182 shares to 16,348,182 and to increase the maximum number of shares of Common Stock that may be granted as awards under the plan during any one fiscal year of the Company to any one individual from 1,000,000 shares to 3,000,000 shares (the “Company Stockholder Approval”) and other customary closing conditions. Entities affiliated with Deerfield Management (“Deerfield”), HealthCare Ventures and Rho Ventures (collectively, the “Large Stockholders”), which collectively hold approximately 37% of the outstanding Common Stock, have entered into voting agreements with the Investor and the Company (the “Voting Agreements”), under which each of the Large Stockholders has agreed, among other things, to vote all of its shares of Common Stock in favor of the issuance of the Shares and the Warrant (including the Warrant Shares) and the Plan Amendment.
     In connection with the Proposed Financing, the Company has entered into an agreement, dated as of July 1, 2008 (the “Deerfield Agreement”), with Deerfield and certain of its affiliates, including Kef Pharmaceuticals, Inc. and Lex Pharmaceuticals, Inc. (collectively, the “Deerfield Entities”), under which the Company has agreed to repurchase, for approximately $11 million on or before the closing of the Proposed Financing (the “Closing”), its Keflex assets previously sold to certain of the Deerfield Entities in November 2007, and to terminate its ongoing royalty obligations to certain Deerfield Entities. Additionally, each of the applicable Deerfield Entities has agreed to irrevocably exercise its option to require the Company to redeem warrants to purchase 3,000,000 shares of Common Stock (the “Deerfield Warrants”), upon the occurrence of the Closing, for an aggregate redemption price of approximately $8.8 million.
     Effective upon the Closing, Dr. Edward M. Rudnic will step down from his current position as the Company’s President and Chief Executive Officer and will be replaced by John S. Thievon, and Robert C. Low will step down from his current position as the Company’s Chief Financial Officer and will be replaced by Dave Becker. Dr. Rudnic and Mr. Low will continue to serve as consultants to the Company following the Closing. The Company has entered into executive employment agreements with Messrs. Thievon and Becker (the “Employment Agreements”) and consulting agreements with Dr. Rudnic and Mr. Low, in each case effective upon the Closing. The Company has also entered into interim consulting agreements with Messrs. Thievon and Becker which became effective on July 1, 2008 (the “Consulting Agreements”).
     The Shares, the Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act. On July 1, 2008, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investor pursuant to which the Company has granted to the Investor and its permitted transferees certain registration rights with respect to the Shares, the Warrant Shares and any other shares of Common Stock acquired by the Investor or its permitted transferees after the Closing.
     Each of the material agreements relating to the Proposed Financing is summarized below. The summaries below do not purport to be complete and are qualified in their entirety by the full text of the related agreements, copies of which are filed as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2008.
Recommendation of the Board of Directors
     Our Board of Directors has unanimously approved the issuance of the Shares and the Warrant (including the Warrant Shares) and has determined that the Proposed Financing is advisable and in the best interest of the stockholders and recommends that you vote FOR Proposal 1.
     The material factors considered by our Board of Directors in making such recommendation include the fairness of the price to be received by us and our desire for additional capital to achieve our strategic goals and to accelerate development of our products, as described in Use of Proceeds below, and generally to enhance stockholder value.

Use of Proceeds
     If the Closing of the Proposed Financing occurs, the proceeds of the transaction will be used by the Company as follows:
•	Pursuant to the Deerfield Agreement, the Company will use (i) approximately $11 million to repurchase its Keflex assets previously sold to certain Deerfield Entities, and to terminate its ongoing royalty obligations to certain Deerfield Entities, contemporaneously with the Closing and (ii) approximately $8.8 million to redeem the Deerfield Warrants upon the Closing from each of the Deerfield entities that has irrevocably exercised its option to require the Company to redeem such warrants.

•	The Company intends to use the balance of the proceeds:
•	to support the creation of a sales and marketing infrastructure to facilitate the commercial launch of MOXATAG,

•	to restart the clinical development of its once-daily PULSYS version of Keflex®, as well as the pediatric version of its Amoxicillin PULSYS product that were previously on-hold, and

•	for working capital and other general corporate purposes.
Summary of Terms of the Securities Purchase Agreement
     On July 1, 2008, the Company entered into the Securities Purchase Agreement with the Investor to sell the Shares and Warrant for an aggregate purchase price of $100 million. The Securities Purchase Agreement provides that the Closing is subject to certain conditions, including:
•	that the Company Stockholder Approval has been obtained;

•	that each of the Registration Rights Agreement, the Voting Agreements and the Deerfield Agreement is in full force and effect and that the Employment Agreements have not been breached in any material respect by the Company; and

•	that the Company shall have exercised its right to purchase the Keflex assets from the applicable Deerfield Entities.
     The Securities Purchase Agreement contains customary representations and warranties, which are in certain cases modified by “materiality” and “knowledge” qualifiers.
     Pursuant to the Securities Purchase Agreement, the Company has agreed to increase the size of the Board of Directors by two directors and to fill such newly created directorships, effective as the Closing, with directors designated by the Investor. The Investor has advised us that it intends to designate William C. Pate and Mark Sotir as directors.
•	William C. Pate is Chief Investment Officer and a Managing Director of EGI, and serves as a member of the board of directors of certain private affiliates of EGI. Prior to joining EGI in 1994, Mr. Pate was an associate with The Blackstone Group (a global asset management and advisory services firm) and served in the mergers and acquisitions group of Credit Suisse First Boston (a brokerage services and investment banking provider). Mr. Pate serves as a director of Covanta Holding Corporation (an owner and operator of energy-from-waste and power generation projects) and Exterran Holdings Inc. (a provider of natural gas compression technology).

•	Mark R. Sotir has served as a Managing Director of EGI since November 2006, and serves as a member of the board of directors of certain private affiliates of EGI. Prior to joining EGI, he was the Chief Executive Officer of Sunburst Technology Corporation, a leading independent distributor of educational software, from August 2003 to November 2006. Prior to joining Sunburst, Mark held various positions with the Budget Group, Inc., a $3 billion car and truck rental business with more than 13,000 employees, from 1995 to February 2003, including President and Chief Operating Officer from 2000 to 2003. Mr. Sotir serves as a director of Rewards Network, Inc. (an operator of dining rewards programs).
     The Securities Purchase Agreement provides that for so long as the Investor and its affiliates do not sell or otherwise dispose of 50% of the Shares and the Warrant Shares (on an as exercised basis) other than to the Investor’s affiliates, (i) the

Investor shall be entitled to designate two directors to the Board of Directors; (ii) the Company shall take all necessary or appropriate action to assist in the nomination and election of the Investor’s designees as directors of the Company; and (iii) the Company shall grant participation rights to the Investor to purchase its pro rata share in certain securities offerings of the Company. In addition, the Company has agreed that, at the first annual meeting of the Company’s stockholders following the Closing, the Company shall take all lawful action to solicit stockholder approval to adopt amendments to the Company’s certificate of incorporation and bylaws providing for the declassification of the Board of Directors and the annual election of all directors.
     The Company has agreed that during the period commencing with the execution of the Securities Purchase Agreement and continuing until the earlier of the termination of the Securities Purchase Agreement and the date of Closing, without the express written consent of the Investor, the Company and its representatives shall not take any actions (“Solicitation Actions”) to solicit any alternative proposal, enter into any agreement or understanding relating to any alternative proposal, discuss, negotiate or take any other action to facilitate any alternative proposal, or submit any alternative proposal for stockholder approval.
     The Company has agreed to indemnify the Investor for all damages as a result of or relating to any breach of any representations, warranties, covenants or agreements made by the Company in the Securities Purchase Agreement, Registration Rights Agreement, Employment Agreements, Warrant, Voting Agreement or the Deerfield Agreement.
     The Securities Purchase Agreement may be terminated at any time prior to the Closing only as follows:
•	by the Investor or the Company if the Closing has not occurred by November 30, 2008;

•	by the Investor or the Company if the Company Stockholder Approval shall not have been obtained;

•	by the Investor if the Board of Directors shall fail to authorize, approve or recommend, or shall make a recommendation or take action adverse to, the transactions contemplated by the Securities Purchase Agreement;

•	by the Investor if the Company shall breach its covenant to not solicit any alternative proposal;

•	at any time by mutual agreement of the Company and the Investor;

•	by the Investor, if there has been any breach of any representation or warranty (subject to any applicable materiality and/or knowledge qualifiers), any material breach of any representation or warranty that is not so qualified, or any material breach of any covenant, of the Company contained in the Securities Purchase Agreement and such breach has not been cured within 15 days after notice thereof; or

•	by the Company, if there has been any breach of any representation or warranty (subject to any applicable materiality and/or knowledge qualifiers), any material breach of any representation or warranty that is not so qualified, or any material breach of any covenant, of the Investor contained in the Securities Purchase Agreement and such breach has not been cured within 15 days after notice thereof.
     The Company has agreed to pay to the Investor the sum of $4 million and the Investor’s expenses in the event that the Securities Purchase Agreement is terminated due to (i) the failure of the Board of Directors to recommend the transactions contemplated by the Securities Purchase Agreement; (ii) the breach of the Company’s covenant not to solicit alternative proposals; or (iii) the failure to obtain the Company Stockholder Approval if the Company enters into an agreement with respect to any alternative proposal within six months following such termination and consummates such transaction.
     The Investor’s obligations under the Securities Purchase Agreement to purchase and pay for the Shares and the Warrant are guaranteed by EGI-Fund (08-10) Investors, L.L.C., an affiliate of the Investor.
Summary of Terms of the Registration Rights Agreement
     The Company has entered into a Registration Rights Agreement with the Investor, pursuant to which the Company granted the Investor certain registration rights with respect to the Shares, the Warrant Shares and any additional shares of Common Stock that may be issued to or purchased by the Investor or its permitted transferees after the date of the Closing. The Shares, the Warrant and the Warrant Shares have not been registered under the Securities Act, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

Summary of Terms of the Deerfield Agreement
     In connection with the transaction, the Company has entered into the Deerfield Agreement pursuant to which the Company has agreed to repurchase, for approximately $11 million, its Keflex assets previously sold to certain Deerfield Entities, and to terminate its ongoing royalty obligations to certain Deerfield Entities. Such repurchases are required to take place on or prior to the Closing. Also pursuant to the Deerfield Agreement, each of the Deerfield Entities has irrevocably exercised its option to require the Company to redeem the Deerfield Warrants upon the occurrence of the Closing for an aggregate redemption price of approximately $8.8 million. The Deerfield Agreement provides that it will automatically terminate upon the earlier of the termination of the Securities Purchase Agreement or the agreement of the parties to the Deerfield Agreement to terminate such agreement, and that Deerfield may terminate the Deerfield Agreement in the event of a material breach by the Company of certain underlying agreements between the Company and the Deerfield Entities, each of which underlying agreements will terminate upon Closing. Such agreements have been described and filed as exhibits to the Company’s current report on Form 8-K filed with the SEC on November 13, 2007.
Summary of Terms of the Voting Agreements
     The Company and the Investor have entered into substantially similar Voting Agreements with the Large Stockholders, which collectively own approximately 37% of the outstanding Common Stock, under which each of the Large Stockholders has agreed to vote all of its shares of Common Stock in favor of the issuance of the Shares and the Warrant (including the Warrant Shares) and the Plan Amendment. The Large Stockholders have also agreed that, for so long as the Investor does not dispose of 50% of its Shares and Warrant Shares (on an as exercised basis), the Large Stockholders will vote in favor of the Investor’s two designees for the Board of Directors. Each of the Large Stockholders has agreed not to take any Solicitation Action between the date of its Voting Agreement and the Closing. The Voting Agreements automatically terminate upon the earliest of the termination of the Securities Purchase Agreement, the agreement of the parties to the Voting Agreements to terminate such agreements or December 31, 2008.
Summary of Terms of the Employment and Consulting Agreements
     Employment Agreement with John S. Thievon. On July 1, 2008, the Company entered into an Employment Agreement with John S. Thievon under which Mr. Thievon has agreed to serve as the Company’s President and Chief Executive Officer, effective as of the Closing. Mr. Thievon has more than 17 years of pharmaceutical sales and marketing experience. Mr. Thievon joined Adams Respiratory Therapeutics (“Adams”) in January 1999 as Vice President, Sales and Marketing and held various roles with Adams with his most recent position being Executive Vice President, Sales and Corporate Accounts. Mr. Thievon left Adams in February 2008, following its acquisition by Reckitt Benckiser. Mr. Thievon is 40 years old.
     Pursuant to his Employment Agreement, the Company has agreed to pay Mr. Thievon an annual base salary of $500,000, subject to increase at the option and sole discretion of the Company based upon his demonstrated performance. Mr. Thievon shall be eligible to be awarded an annual cash bonus at a target amount of 55% of his base salary, provided that he has achieved all established performance objectives. Immediately following the commencement of his employment, and contingent upon the Closing, the Company has agreed to grant Mr. Thievon options to purchase shares of Common Stock in an amount equal to 2.25% of all the then issued and outstanding Common Stock plus shares of Common Stock underlying all the then issued and outstanding warrants of the Company calculated immediately following the Closing. The options shall vest over four years, with 25% of such options vesting at the first anniversary of such Employment Agreement and an additional 2.0833% of such options vesting at the end of each month thereafter for a period of 36 months. Mr. Thievon shall also be eligible to receive awards under the equity-based incentive compensation plans adopted by the Company for which senior executives are generally eligible. The specific amount, terms and conditions of any such award, if any, shall be determined in the sole discretion of the Company, but with an annual target numbering between 0.2% and 0.3% of the Common Stock of the Company plus shares of Common Stock underlying issued and outstanding warrants calculated at the time of the award. The Employment Agreement requires Mr. Thievon to abide by restrictive covenants relating to non-competition, non-solicitation and non-disclosure during his employment and for specified periods following termination of his employment.
     The Employment Agreement with Mr. Thievon is on an at-will basis, and Mr. Thievon may terminate the agreement at any time upon 90 days notice. The Employment Agreement with Mr. Thievon shall automatically terminate and become void upon the termination of the Securities Purchase Agreement. If the Employment Agreement is terminated as a result of the disability, or death, of Mr. Thievon, the Company shall pay accrued and unpaid salary, applicable benefits and pro-rata bonus. The Company shall have the right to terminate Mr. Thievon for “cause” (as defined in the Employment Agreement), upon which accrued and unpaid salary and benefits shall be paid. In the event that Mr. Thievon is terminated without cause or if Mr. Thievon terminates his employment for Good Reason (as defined in the Employment Agreement) at any time within twelve months following a Change in Control (as defined in the Employment Agreement), Mr. Thievon shall be entitled to receive all accrued and unpaid salary, benefits and, provided that Mr. Thievon has complied with all obligations under his Employment Agreement and continues to comply with all surviving obligations, pro-rata bonus, severance pay, in the form of a lump sum payment, in an amount equal to the salary that Mr. Thievon would have earned if he had continued working for the Company during the 24 months following his termination date and continued benefits for a period of 24 months following termination.
     Employment Agreement with Dave Becker. On July 1, 2008, the Company entered into an Employment Agreement with Dave Becker whereby Mr. Becker agreed to serve as the Company’s Executive Vice President and Chief Financial Officer, effective as of the Closing. Mr. Becker was a former senior executive at Adams, where he was Chief Financial Officer from October 2000 to February 2007. He completed Adams’ initial public offering in 2005, and was appointed Chief Financial and Administrative Officer in 2007. Mr. Becker has 18 years of experience in public accounting, mergers and acquisitions and corporate finance. Mr. Becker is 42 years old.
     Pursuant to his Employment Agreement, the Company has agreed to pay Mr. Becker an annual base salary of $400,000, subject to increase at the option and sole discretion of the Company based upon his demonstrated performance. Mr. Becker shall be eligible to be awarded an annual cash bonus at a target amount of 45% of his base salary provided he has achieved all established performance objectives. Immediately following the commencement of his employment, and contingent upon the Closing, the Company has agreed to grant Mr. Becker options to purchase 1.75% of all issued and outstanding Common Stock plus shares of Common Stock underlying all issued and outstanding warrants of the Company calculated immediately following the Closing. The options shall vest over four years, with 25% of such options vesting at the first anniversary and an additional 2.0833% of such options vesting at the end of each month thereafter for a period of 36 months. Mr. Becker shall also be eligible to receive awards under the equity-based incentive compensation plans adopted by the Company for which senior executives are generally eligible. The specific amount, terms and conditions of any such award, if any, shall be determined in the sole discretion of the Company, but with an annual target numbering between 0.15% and 0.25% of the Common Stock of the Company plus shares of Common Stock underlying issued and outstanding warrants calculated at the time of the award. The Employment Agreement requires Mr. Becker to abide by restrictive covenants relating to non-competition, non-solicitation and non-disclosure during his employment and for specified periods following termination of his employment.
     The Employment Agreement with Mr. Becker is on an at-will basis, and Mr. Becker may terminate the agreement at any time upon 90 days notice. The Employment Agreement with Mr. Becker shall automatically terminate upon the termination of the Securities Purchase Agreement. If the Employment Agreement is terminated as a result of the disability, or death, of Mr. Becker, the Company shall pay accrued and unpaid salary, applicable benefits and pro-rata bonus. The Company shall have the right to terminate Mr. Becker for “cause” (as defined in the Employment Agreement), upon which accrued and unpaid salary and benefits shall be paid. In the event that Mr. Becker is terminated without cause or if Mr. Becker terminates his employment for Good Reason (as defined in the Employment Agreement) at any time within twelve months following a Change in Control (as defined in the Employment Agreement), Mr. Becker shall be entitled to receive all accrued and unpaid salary, benefits and, provided that Mr. Becker has complied with all obligations under his Employment Agreement and continues to comply with all surviving obligations, pro-rata bonus, severance pay, in the form of a lump sum payment, in an amount equal to the salary that Mr. Becker would have earned if he had continued working for the Company during the 18 months following his termination date and continued benefits for a period of 18 months following termination.
     Consulting Agreements with John S. Thievon and Dave Becker. On July 1, 2008, the Company entered into a Consulting Agreement with each of John S. Thievon and Dave Becker. Effective upon the signing of the agreements, Messrs. Thievon and Becker have agreed to provide such consulting services with respect to the business of the Company as the Company reasonably requests. Neither Mr. Thievon nor Mr. Becker shall be eligible to participate in any of the Company’s benefit plans under the Consulting Agreements. The fees for the services of Messrs. Thievon and Becker under the Consulting Agreements shall annually be $500,000 and $400,000, respectively, pro-rated and paid on a monthly basis for the full and partial months during the term of the agreements, plus reasonable expenses. Under the Consulting Agreements, Messrs. Thievon and Becker are permitted to perform services for others, so long as the performance of such services does not interfere with the performance of their services under the Consulting Agreements. The Consulting Agreements require Messrs. Thievon and Becker to abide by provisions relating to non-disclosure of the Company’s proprietary information and acknowledgement that the Company’s proprietary information, as well as any intellectual work product of either individual, shall be the sole property of the Company.
     Each Consulting Agreement shall terminate upon the earlier to occur of (i) the Closing, (ii) the termination of the Securities Purchase Agreement, (iii) the consultant’s cessation of services to the Company, (iv) the termination by a party to the Consulting Agreement upon a material breach by the other party or (v) the agreement of the parties to the agreement to terminate the Consulting Agreement.

     Consulting Agreements with Edward M. Rudnic. On June 27, 2008, the Company entered into a Consulting Agreement with Dr. Edward M. Rudnic, which shall become effective on the day following the Closing (the “Effective Date”) and shall be for a term of 24 months, subject to renewal for additional 12-month periods by mutual agreement of the parties. Under the Consulting Agreement, Dr. Rudnic has agreed to be available on a mutually agreeable schedule to provide such consulting services with respect to the business of the Company as the Company reasonably requests. The fees for the services of Dr. Rudnic under the Consulting Agreement shall be $3,000 per day or $1,500 per half-day, plus reasonable travel expenses. The Company has agreed to take all action necessary to grant to Dr. Rudnic, on the Effective Date, a stock option (the “Option”) pursuant to the terms of the Company’s stock incentive plan to purchase 100,000 shares of Common Stock at an option price equal to the fair market value of such Common Stock on the date of grant as determined pursuant to the terms of the Company’s stock incentive plan. The Option shall vest, in its entirety, upon expiration of the original term of the Consulting Agreement or, if earlier, upon a material breach of the Consulting Agreement by the Company. With respect to other stock options which are held on the Effective Date (the “Prior Employment Options”) by Dr. Rudnic, Dr. Rudnic’s obligations to provide consulting services under the Consulting Agreement shall constitute continued “Service” with the Company (as described in the Company’s stock incentive plan and any applicable stock option agreement) so that (i) such Prior Employment Options shall continue to vest during the term of the Consulting Agreement (including any additional terms following the original term), and (ii) the exercisability of such Prior Employment Options shall be determined as if such Service continued until the expiration of the term of the Consulting Agreement (including any additional terms following the original term). In addition, with respect to any Prior Employment Options that are incentive stock options (as defined in Section 422 of the Internal Revenue Code, as amended) and that are exercised more than three months from the effective date of termination of Dr. Rudnic’s employment with the Company, such Prior Employment Options shall not be incentive stock options and instead shall be nonqualified stock options. Other than with respect to the Option and the changes to his Prior Employment Options, Dr. Rudnic shall not be eligible to participate in any of the Company’s benefit plans under the Consulting Agreement.
     Subject to approval of the Company, Dr. Rudnic shall have the right to engage others to assist in the accomplishment of the services described in the Consulting Agreement, and Dr. Rudnic shall be solely responsible for complying with all applicable employment and labor laws with respect to any assistants he engages and paying all compensation owed to such assistants, as well as any tax withholdings or payments. Dr. Rudnic shall also indemnify and hold the Company harmless against any and all liabilities attributable to such obligations. Under the Consulting Agreement, Dr. Rudnic is permitted to perform services for others, so long as the performance of such services does not interfere with the performance of his services under the Consulting Agreement. The Consulting Agreement requires Dr. Rudnic to abide by provisions relating to non-disclosure of the Company’s confidential information and acknowledgement and agreement that his intellectual work product meeting certain criteria shall be the sole property of the Company.
     The Consulting Agreement may be terminated (i) by a party to the Consulting Agreement upon a material breach by the other party; (ii) upon mutual written agreement of the parties; or (iii) automatically upon expiration of the original term or any renewed terms of the Consulting Agreement without additional renewal by the parties.
     Consulting Agreements with Robert C. Low. On June 30, 2008, the Company entered into a Consulting Agreement with Mr. Robert C. Low, which shall be effective on the Effective Date and shall be for a term of 24 months, subject to renewal for additional 12-month periods by mutual agreement of the parties. Under the Consulting Agreement, Mr. Low has agreed to be available to provide such consulting services with respect to the business of the Company as the Company reasonably requests. The fees for the services of Mr. Low under the Consulting Agreement shall be $1,500 per day or $750 per half-day, plus reasonable travel expenses. The Company has agreed that with respect to Prior Employment Options held by Mr. Low, Mr. Low’s obligations to provide consulting services under the Consulting Agreement shall constitute continued “Service” with the Company (as described in the Company’s stock incentive plan and any applicable stock option agreement) so that (i) such Prior Employment Options shall continue to vest during the term of the Consulting Agreement (including any additional terms following the original term), and (ii) the exercisability of such Prior Employment Options shall be determined as if such Service continued until the expiration of the term of the Consulting Agreement (including any additional terms following the original term). In addition, with respect to any Prior Employment Options that are incentive stock options (as defined in Section 422 of the Internal Revenue Code, as amended) and that are exercised more than three months from the effective date of termination of Mr. Low’s employment with the Company, such Prior Employment Options shall not be incentive stock options and instead shall be nonqualified stock options. Other than with respect to the changes to his Prior Employment Options, Mr. Low shall not be eligible to participate in any of the Company’s benefit plans under the Consulting Agreement.
     Subject to approval of the Company, Mr. Low shall have the right to engage others to assist in the accomplishment of the services described in the Consulting Agreement, and Mr. Low shall be solely responsible for complying with all applicable employment and labor laws with respect to any assistants he engages and paying all compensation owed to such assistants, as well as any tax withholdings or payments. Mr. Low shall also indemnify and hold the Company harmless against any and all liabilities attributable to such obligations. Under the Consulting Agreement, Mr. Low is permitted to perform services for others, so long as the performance of such services does not interfere with the performance of his services under the Consulting Agreement. The Consulting Agreement requires Mr. Low to abide by provisions relating to non-disclosure of the Company’s confidential information and acknowledgement and agreement that his intellectual work product meeting certain criteria shall be the sole property of the Company.
     The Consulting Agreement may be terminated by a party to the Consulting Agreement upon a material breach by the other party.
Effects of the Proposed Financing on Stockholders
     Pursuant to the Securities Purchase Agreement, the Investor will purchase the Shares and the Warrant, which, on a as-exercised basis, will represent approximately 43% of the outstanding shares of our Common Stock immediately upon the Closing. Additionally, for so long as the Investor and its affiliates own at least 50% of such Shares and Warrant Shares (on an as-exercised basis), the Investor will have the right to acquire its pro rata share of Common Stock or other securities exercisable for or convertible into Common Stock proposed to be sold or issued by the Company. Stockholders should consider the following factors which may affect them, as well as the other information contained in this proxy statement, in evaluating the proposal to approve the issuance of the Shares and the Warrant pursuant to the Stock Purchase Agreement.
     Possible Effect on Market Price of Our Common Stock. We are unable to predict the potential effects of the Proposed Financing on the trading activity and market price of our Common Stock. We are also unable to predict the effects on the trading activity and market price of our common stock if the Proposed Financing does not close. Pursuant to the Registration Rights Agreement, we have granted the Investor and its permitted transferees registration rights for the resale of the Shares, the Warrant Shares, and other shares of Common Stock purchased by the Investor or its permitted transferees after the Closing. These registration rights would facilitate the resale of such shares into the public market, and any resale of such shares would increase the number of shares of our Common Stock available for public trading. Sales by the Investor or its permitted transferees of a substantial number of shares of our Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our Common Stock.
     The Investor will be a Significant Stockholder. Immediately upon the Closing, the Investor will beneficially own (assuming exercise of the Warrant) approximately 43% of our outstanding common stock and will be our largest stockholder. As a significant stockholder, the Investor will be able to significantly influence matters submitted to our stockholders for a vote. Pursuant to the Stock Purchase Agreement, the Investor has certain rights, including the right to designate two members of our Board of Directors and preemptive rights in connection with future equity issuances by us.
     Expansion and Future Declassification of our Board of Directors. At the Closing, our Board of Directors will be expanded to provide for nine members, two of whom will be designated by the Investor. In addition, the Company has agreed that, at the first annual meeting of the Company’s stockholders following the Closing, the Company shall take all lawful action to solicit stockholder approval to adopt amendments to the Company’s certificate of incorporation and bylaws providing for the declassification of the Board of Directors and the annual election of all directors.
     Dilution. If shareholders of the Company approve the proposed issuance of 30,303,030 Shares and the Warrant to acquire 12,121,212 shares of Common Stock pursuant to the transaction, the Shares and the Warrant Shares will represent approximately 43% of outstanding shares of Common Stock immediately following the Closing. This represents a significant dilution of the voting interests of existing stockholders. As an example, a holder of 1,000,000 shares on March 31, 2008 would have owned 1.8% of the voting power of the Company’s Common Stock. After giving effect to the sale of the Shares and the Warrant (and assuming exercise of the Warrant), such holder would have owned 1.0% of the voting power of the Company’s Common Stock on March 31, 2008.
The Board of Directors recommends voting “FOR” approval of Proposal 1.
PROPOSAL 2.
APPROVAL OF THE AMENDMENT TO THE MIDDLEBROOK PHARMACEUTICALS, INC. STOCK INCENTIVE PLAN
     The Company plans to issue options to purchase shares of Common Stock to Mr. Thievon and Mr. Becker upon the Closing of the Proposed Financing pursuant to the terms of their respective Employment Agreements, as described above. To facilitate such issuance of options, the Board of Directors adopted amendments to the MiddleBrook Pharmaceuticals, Inc. Stock Incentive Plan (the “plan”) (formerly known as the Amended and Restated Advancis Pharmaceutical Corporation Stock

Incentive Plan because the Company was formerly known as Advancis Pharmaceutical Corporation), subject to stockholder approval as required by Nasdaq rules, to (i) increase the number of shares reserved for issuance thereunder by 7,000,000 shares of Common Stock, which would increase the maximum number of shares of Common Stock reserved for issuance under the plan from 9,348,182 to 16,348,182 and (ii) increase the maximum number of shares of Common Stock that may be granted as awards under plan during any one fiscal year of the Company to any one individual from 1,000,000 shares to 3,000,000 shares. The Closing of the Proposed Financing is contingent on, among other things, the approval of the Plan Amendment by the stockholders of the Company. The Company believes that its ability to award incentive compensation based on equity in the Company is critical to its continued success in attracting, motivating and retaining key personnel and remaining competitive.
     Our Board of Directors has unanimously approved the Plan Amendment and has determined that the Proposed Financing is advisable and in the best interest of the stockholders and recommends that you vote FOR Proposal 2.
     The following is a summary of the material provisions of the plan as proposed to be amended by the Plan Amendment. This summary is qualified in its entirety by reference to the full text of the plan as proposed to be amended by the Plan Amendment, which is annexed to this Proxy Statement as Appendix A.
General
     Shares Available under the Plan. The number of shares of Common Stock currently reserved for issuance under the plan is 9,348,182 shares. The Plan Amendment will, if approved, increase the maximum number of shares of Common Stock reserved for issuance under the plan by 7,000,000 shares to 16,348,182. If any award, or portion of an award, under the plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are repurchased at or below cost by the Company or surrendered to the Company in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), the shares subject to such award and the surrendered shares will thereafter be available for further awards under the plan. As of ___, 2008 the fair market value of a share of Common Stock, determined by the closing bid price per share of Common Stock on such date as quoted on the Nasdaq Global Market, was $___.
     The maximum number of shares of Common Stock currently subject to awards of any combination that may be granted under the plan during any one fiscal year of the Company to any one individual is limited to 1,000,000 shares. The Plan Amendment will, if approved, increase the maximum number of shares of Common Stock that may be granted under the plan during one fiscal year to any one individual by to 3,000,000 shares.
     Administration. The plan is administered by the Board of Directors or the Compensation Committee of the Board of Directors, but may be administered by a committee or committees as the Board of Directors may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including, but not limited to, the authority to: (1) determine who is eligible for awards, and when such awards will be granted; (2) determine the types of awards to be granted; (3) except for automatic grants to non-employee directors, determine the number of shares covered by or used for reference purposes for each award; (4) impose such terms, limitations, restrictions and conditions upon any award as the administrator deems appropriate; (5) modify, amend, extend, renew or reprice outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (6) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to an award, including, but not limited to, any restriction or condition on the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; and (7) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.
     In the event of a stock dividend, stock split or reverse stock split affecting the Common Stock, (1) the maximum number of shares as to which the Company may grant awards under the plan and the maximum number of shares with respect to which the Company may grant awards during any one fiscal year to any individual, (2) the number of shares subject to automatic director grants, and (3) the number of shares covered by and the exercise price and other terms of outstanding awards, will be adjusted to reflect such event unless the Board of Directors determines that no such adjustment will be made.
     Except as provided above, in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation business combination or exchange of shares and the like, the administrator, in its discretion and without the consent of the holders of the awards, will make (1) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the plan (in the aggregate and with respect to any individual during any one fiscal year of the Company), and to the number, kind and price of shares covered by outstanding awards, and (2) any adjustments in outstanding awards, including but not limited to reducing the number of shares subject to awards or providing or mandating alternative settlement methods such as settlement of the awards in cash or in shares of Common Stock or other securities of the Company or of any other entity, or in any other matters which relate to awards as the administrator determines in its discretion to be necessary or appropriate.
     Without the consent of award holders, the administrator may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan and outstanding awards.
     Participation. Participation in the plan is open to all of the Company’s employees, officers, directors and other individuals providing bona fide services to the Company or any of its affiliates, as the administrator may select from time to time. In addition, the administrator may also grant awards to individuals in connection with hiring, retention, or otherwise prior to the date the individual first performs services for the Company or an affiliate, provided that such awards will not become vested or exercisable before the date the individual first begins working. As of July 31, 2008, all six current non-employee directors, and approximately 72 employees, sales representatives and consultants were eligible to participate in the plan.
Type of Awards
     The plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards, other than automatic option grants to non-employee directors, which are described below. The Company, or any of its affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.
     Stock Options. The plan allows the administrator to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that only the Company’s employees or employees of the Company’s subsidiaries may receive incentive stock option awards. Options intended to qualify as incentive stock options must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering shares of Common Stock, by a combination of cash and shares, or by any other means the administrator approves.
     Option Grants to Non-Employee Directors. Automatic option grants are made under the plan to non-employee directors as follows: (1) each person who first becomes a non-employee director after September 2, 2003 will be granted an option to purchase 30,000 shares of Common Stock on the date on which he or she is initially elected or appointed to the Board, and such option will vest in 36 equal, monthly installments, in arrears, beginning immediately following the grant date, and (2) each non-employee director will be granted an additional option to purchase 20,000 shares of Common Stock, or an option to purchase 30,000 shares of common stock to the chairman of the Board of Directors if he or she is a non-employee director, on the date of each annual general stockholders’ meeting at which members of the Board are elected or re-elected, provided however, that he or she continues to serve as a non-employee director immediately following the meeting. Such option will vest in 12 equal, monthly installments, in arrears, beginning immediately following the grant date.
     The exercise price per share for each such option will be the Common Stock’s fair market value on the date of grant of the option. None of these options will become vested with respect to any shares of Common Stock after the date on which the non-employee director ceases to serve as a member of the Board. The options may be exercised from time to time, in whole or in part, prior to the earlier of (1) 180 days after a grantee ceases to serve as a Director (one year if the grantee ceases to serve because of his or her death or permanent and total disability) or (2) the tenth anniversary of the date of grant. In the event of a change in control of the Company, any outstanding options that were granted pursuant to these provisions prior to the date of such change in control will be 100% vested and exercisable on the date of, and immediately before, such change in control.
     The options may be exercised only by notice to the Company at its principal executive office. Payment of the exercise price may be made by delivery of cash or check to the order of the Company in an amount equal to the exercise price, or to the extent permitted by the Company, by delivery to the Company of shares of Common Stock of the Company already owned that are “mature” shares under Generally Accepted Accounting Principles of the United States and having a fair market value equal in amount to the exercise price of the option being exercised, or a combination thereof.

     Stock Appreciation Rights. The plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of Common Stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement.
     Stock and Phantom Stock Awards. The plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of Common Stock, or in a combination of both.
     Performance-Based Stock Awards. The administrator may grant stock awards in a manner constituting “qualified performance-based compensation” within the meaning of Internal Revenue Code Section 162(m), to preserve the tax-deductibility of such awards. The grant of, or lapse of restrictions with respect to, performance-based stock awards will be based upon one or more performance measures and objective performance targets to be attained relative to those performance measures, all as determined by the administrator. Performance targets may include minimum, maximum and target levels of performance, with the size of the performance-based stock award or the lapse of restrictions with respect thereto based on the level attained. “Performance measures” means criteria established by the administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); income before income taxes and minority interests; current value shareholders’ equity; corporate liquidity; financing activities; licensing transactions; joint ventures; co-promotional partnerships; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; share price performance; total stockholder return; relative performance to a group of companies or relevant market indices comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company meeting specified goals relating to revenue, market penetration, business expansion, costs or acquisitions or divestitures.
     Performance Awards. In addition to “qualified performance-based stock awards,” the plan allows the administrator to grant performance awards which become payable in cash, in shares of Common Stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance goals based on the Company’s operating income, or that of the Company’s affiliates, or one or more other business criteria the administrator may select that applies to an individual or group of individuals, a business unit, or the Company or its affiliate as a whole, over such performance period as the administrator may designate.
     Other Stock-Based Awards. The plan allows the administrator to grant stock-based awards which may be denominated in cash, Common Stock, or other securities, stock equivalent units, stock appreciation units, securities or debentures convertible into Common Stock, or any combination of the foregoing. These awards may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock, other securities and cash.
Awards Under the Plan
     The Company has agreed to grant Mr. Thievon and Mr. Becker, immediately following the commencement of such person’s employment, and contingent upon the Closing, options to purchase shares of Common Stock in an amount equal to 2.25% (in the case of Mr. Thievon) and 1.75% (in the case of Mr. Becker) of all the then issued and outstanding Common Stock plus shares of Common Stock underlying all the then issued and outstanding warrants of the Company calculated immediately following the Closing.
     Because participation and the types of awards available for grant under the plan, other than the initial option grants to Mr. Thievon and Mr. Becker described above and the automatic grants to non-employee directors as described above, are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the Plan Amendment is approved are not currently determinable.
     The following table contains the number of awards made under the plan to the individuals and groups listed below during the Company’s fiscal year ended December 31, 2007.

MiddleBrook Pharmaceuticals, Inc. Stock Incentive Plan

	Number of Shares of
	Common Stock	Grant Date Fair
	Underlying Stock	Value of Stock
	Options	Option Awards
Name and Position	(#)	($) (1)

Edward M. Rudnic, Ph.D.	150,000	309,000
President and Chief Executive Officer

Robert C. Low, CPA	40,000	69,200
Vice President, Finance, Chief Financial Officer, and Treasurer

Beth A. Burnside, Ph.D.	50,000	86,500
Senior Vice President, Pharmaceutical Research

Donald J. Treacy, Jr., Ph.D.	55,000	95,150
Senior Vice President, Pharmaceutical Development and Quality

Sandra E. Wassink	60,000	103,800
Vice President, Pharmaceutical Development and Technical Operations

Executive Group	355,000	663,650
Non-Executive Director Group	140,000	264,600
Non-Executive Officer Employee Group	580,150	1,001,383

(1)	Represents the fair value of each stock option as of the date it was granted, in accordance with SFAS 123R and using a Black-Scholes valuation model. See Note 17 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of assumptions made by the Company in determining SFAS 123R values and compensation costs of the Company’s equity awards.
Amendment and Termination
     The Board of Directors may terminate, amend or modify the plan or any portion thereof at any time.
Federal Income Tax Consequences
     The following is a general summary of the current federal income tax treatment of stock options, which would be authorized for grants under the plan as proposed, based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder.
     Incentive Stock Options. Incentive stock options under the plan are intended to meet the requirements of section 422 of the Internal Revenue Code. An employee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise. The option exercise, however, may be subject to alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, however, the option holder will recognize ordinary income at the time of disposition equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the purchase price, or (2) the excess of the amount realized over the adjusted tax basis of the shares. Any gain or loss recognized on such premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such premature disposition may apply if the option holder is also an officer, director, or 10% stockholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the option holder. Under Section 409A of the Code, the grant of an option at a price below the fair market value of the Common Stock on the date of grant may result in the imposition of a 20% penalty on the in-the-money value of the option as it vests, plus certain interest charges. It is intended that the per-share exercise price of each grant of a new non-qualified option will be at least equal to the fair market value of the Common Stock per share on the date of grant, and thus it is not expected that the foregoing 20% penalty will be applicable to such new options.

     Nonqualified Stock Options. A grantee does not recognize any taxable income at the time the grantee is granted a nonqualified stock option. Upon exercise, the option holder recognizes taxable ordinary income generally equal to the excess of the fair market value of the shares at exercise over the purchase price. Any gain or loss recognized upon disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Any ordinary income recognized by the option holder due to option exercise is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the option holder.
     Disallowance of Deductions. The Internal Revenue Code disallows deductions by publicly held corporations for compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid. Under this exception, the deduction limitation does not apply to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan that limits the number of shares that may be issued to any individual and which is approved by the corporation’s stockholders.
The Board of Directors recommends a vote FOR approval of Proposal 2.

INFORMATION CONCERNING CHANGES TO OUR BOARD OF DIRECTORS
     Following stockholder approval of both Proposal 1 and Proposal 2 and the Closing of the Proposed Financing, our Board of Directors would have nine members, two of whom would be designated by the Investor. The current seven members of our Board of Directors would continue to serve as our directors. The current size of the Board would be increased from seven to nine members, and the two vacancies would be immediately filled by the Investor designees.
     The Investor designees would serve until the next annual meeting of the stockholders, and they would be nominated by the Company for election at the next annual meeting. The Investor has advised us it intends to designate William C. Pate and Mark Sotir as directors. In addition, upon the Closing, Edward M. Rudnic will resign as the Company’s President and Chief Executive Officer and director and John Thievon will replace him. You are not being asked to vote for the election of directors
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information, as of July 11, 2008 unless otherwise indicated, regarding the beneficial ownership of the Common Stock by (i) each person or group known to us to be the beneficial owner of more than 5% of the Common Stock outstanding, (ii) each of the directors and nominees for director, (iii) each named executive officer and (iv) all of our directors and executive officers as a group. Information regarding five percent stockholders in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the SEC, except as otherwise known to us.
     Beneficial ownership is calculated in accordance with the rules of the SEC. The number of shares of common stock beneficially owned by each entity named below includes the shares issuable pursuant to stock options or warrants held by such entity, to the extent indicated in the footnotes to the table below. Shares issuable upon exercise of these options or warrants are deemed outstanding for computing the percentage of beneficial ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

	Shares
	Beneficially Owned
Beneficial Owner(1)	Number	Percent

Five Percent Stockholders:
HealthCare Ventures group(2)	13,111,832	22.85
Rho Ventures group(3)	6,896,475	11.88
Tang Capital Partners, L.P.(4)	6,533,334	11.18
Deerfield group(5)	5,597,023	9.98
Federated Kaufmann Fund(6)	3,500,000	6.08
RA Capital Management, LLC(7)	3,403,467	6.00
Directors and Named Executive Officers:
James H. Cavanaugh, Ph.D.(8)	13,233,906	23.56
Harold R. Werner(9)	13,233,905	23.56
Martin A. Vogelbaum(10)	6,220,351	11.08
Edward M. Rudnic, Ph.D.(11)	1,547,017	2.72
R. Gordon Douglas, M.D.(12)	215,787	*
Wayne T. Hockmeyer, Ph.D.(13)	140,981	*
Richard W. Dugan(14)	135,053	*
Sandra E. Wassink(15)	268,441	*
Robert C. Low(16)	195,254	*
Beth A. Burnside, Ph.D.(17)	170,472	*
Donald J. Treacy, Jr., Ph.D.(18)	147,213	*
Directors and executive officers as a group (15 persons)(19)	22,841,285	38.87

*	less than 1%

(1)	Unless otherwise indicated, the address of each stockholder is c/o MiddleBrook Pharmaceuticals, Inc., 20425 Seneca Meadows Parkway, Germantown, Maryland 20876.

(2)	Based on a Schedule 13D filed on April 18, 2007, the number of shares includes 3,629,973 shares of Common Stock owned by HealthCare Ventures V, L.P., 6,215,389 shares of Common Stock owned and 512,177 shares of Common Stock issuable upon exercise of warrants by HealthCare Ventures VI, L.P. and 1,975,892 shares of Common Stock owned and 778,401 shares of Common Stock issuable upon exercise of warrants by HealthCare Ventures VII, L.P. The address for the HealthCare Ventures entities is 44 Nassau Street, Princeton, New Jersey 08542.

(3)	Based on a Schedule 13D filed on July 1, 2008, the number of shares includes 4,330,391 shares of Common Stock owned and 1,955,276 shares of Common Stock issuable upon exercise of warrants held by funds managed by Rho Ventures, 607,374 shares of Common Stock owned or managed by Joshua Ruch by reason of his control over certain entities as well as a trusteeship of a family trust, and 1,717 shares owned by each of Habib Kairouz and Mark Leschly. The address of Rho Ventures is Carnegie Hall Tower, 152 W. 57th Street, 23rd Floor, New York, NY 10019.

(4)	Based on a Form S-3 filed on February 1, 2008, the number of shares includes 4,191,667 shares of Common Stock owned and 2,341,667 shares of Common Stock issuable upon exercise of warrants by Tang Capital Partners, LP. The address for Tang Capital Partners, LP is 4401 Eastgate Mall, San Diego, CA 92121.

(5)	Based on a Form S-3 filed on February 1, 2008, the number of shares includes 2,030,754 shares of Common Stock beneficially owned and 1,013,634 shares of Common Stock issuable upon exercise of warrants by Deerfield Special Situations Fund International, Limited, 1,107,947 shares of Common Stock beneficially owned and 553,033 shares of Common Stock issuable upon exercise of warrants by Deerfield Special Situations Fund, L.P., 531,666 shares of Common Stock beneficially owned and 215,000 shares of Common Stock issuable upon exercise of warrants by Deerfield International Limited, 301,667 shares of Common Stock beneficially owned and 118,333 shares of Common Stock issuable upon exercise of warrants by Deerfield Partners, L.P., 612,800 shares of Common Stock issuable upon exercise of warrants by Deerfield Private Design Fund, L.P., and 987,200 shares of Common Stock issuable upon exercise of warrants by Deerfield Private Design International, L.P. In the table above, the number of shares beneficially owned has been reduced to give effect to a provision in the warrants issued to Deerfield on November 7, 2007, which limits the number of shares that may be acquired upon exercise of the warrants to the extent that, upon exercise, the number of shares of common stock then beneficially owned would exceed 9.98% of the total number of shares of common stock of the Company then issued and outstanding. The address for the Deerfield entities is 780 Third Avenue, New York, New York 10017.

(6)	Based on a Form S-3 filed May 10, 2007, the number of shares includes 2,000,000 shares of Common Stock owned and 1,500,000 shares of Common Stock issuable upon exercise of warrants by Federated Kaufmann Fund. The address for Federated Kaufmann Fund is 140 East 45th Street, 43rd Floor, New York, NY 10017

(7)	Based on a Schedule 13G filed on February 1, 2008, the number of shares includes 2,725,897 shares of Common Stock owned and 633,325 shares of Common Stock issuable upon exercise of warrants by RA Capital Biotech Fund I, L.P., and 35,903 shares of Common Stock owned and 8,342 shares of Common Stock issuable upon exercise of warrants by RA Capital Biotech Fund II, L.P., Management, LLC. The address for RA Capital Management, LLC is 111 Huntington Avenue, Suite 610, Boston, MA 02199.

(8)	Dr. Cavanaugh is a general partner of HealthCare Partners V, L.P., HealthCare Partners VI, L.P. and HealthCare Partners VII, L.P., which are the general partners of HealthCare Ventures V, L.P., HealthCare Ventures VI, L.P. and HealthCare Partners VII, L.P., respectively. In such capacity he may be deemed to share voting and investment power with respect to 3,629,973 shares beneficially owned by HealthCare Ventures V, L.P., 6,727,566 shares beneficially owned by HealthCare Ventures VI, L.P. and 2,754,293 shares beneficially owned by HealthCare Ventures VII, L.P., each of which is a venture capital investment affiliate of HealthCare Ventures LLC. Dr. Cavanaugh disclaims beneficial ownership of the shares owned by these funds, except to the extent of his proportionate pecuniary interest therein. Dr. Cavanaugh’s beneficially owned shares also include 80,000 shares issuable upon exercise of options that are exercisable within 60 days. The shares issuable upon the exercise of options, depending on the date of exercise, are restricted shares subject to vesting. Dr. Cavanaugh’s address is c/o HealthCare Ventures LLC, 44 Nassau Street, Princeton, New Jersey 08542.

(9)	Mr. Werner is a general partner of HealthCare Partners V, L.P., HealthCare Partners VI, L.P. and HealthCare Partners VII, L.P., which are the general partners of HealthCare Ventures V, L.P., HealthCare Ventures VI, L.P. and

HealthCare Partners VII, L.P., respectively. In such capacity he may be deemed to share voting and investment power with respect to 3,629,973 shares beneficially owned by HealthCare Ventures V, L.P., 6,727,566 shares beneficially owned by HealthCare Ventures VI, L.P. and 2,754,293 shares beneficially owned by HealthCare Ventures VII, L.P., each of which is a venture capital investment affiliate of Healthcare Ventures LLC. Mr. Werner disclaims beneficial ownership of the shares owned by these funds, except to the extent of his proportionate pecuniary interest therein. Mr. Werner’s beneficially owned shares also include 13,523 shares held by the Werner Family Investment Limited Partnership and 80,000 shares issuable upon exercise of options that are exercisable within 60 days. The shares issuable upon the exercise of options, depending on the date of exercise, are restricted shares subject to vesting. Mr. Werner’s address is c/o HealthCare Ventures LLC, 44 Nassau Street, Princeton, New Jersey 08542.

(10)	Mr. Vogelbaum is a member of the general partner of Rho Ventures V, L.P. and a member of the managing member of Rho Ventures V Affiliates, L.L.C. The number of shares includes 3,874,863 shares of Common Stock and warrants to purchase 1,797,459 shares of Common Stock owned by Rho Ventures V, L.P. and 340,212 shares of Common Stock and warrants to purchase 157,817 shares of Common Stock owned by Rho Ventures V Affiliates, L.L.C. Mr. Vogelbaum disclaims beneficial ownership of the shares owned by Rho Ventures V, L.P. and Rho Ventures V Affiliates, L.L.C. except to the extent of his proportionate pecuniary interest therein. Also includes 50,000 shares issuable upon exercise of options that are exercisable within 60 days. The shares issuable upon the exercise of options, depending on the date of exercise, are restricted shares subject to vesting. Mr. Vogelbaum’s address is c/o Rho Ventures, Carnegie Hall Tower, 152 W. 57th Street, 23rd Floor, New York, NY 10019.

(11)	Includes 871,192 shares issuable upon exercise of options that are exercisable within 60 days. Also includes 136,606 shares held in trust for the benefit of Dr. Rudnic, 136,606 shares held in trust for the benefit of Elizabeth Rudnic, the spouse of Dr. Rudnic, and an aggregate of 174,854 shares held in two trusts for the benefit of Dr. Rudnic’s daughters. Dr. Rudnic disclaims beneficial ownership of all shares held in trust for the benefit of Mrs. Rudnic and his daughters.

(12)	Includes 165,517 shares issuable upon exercise of options that are exercisable within 60 days. The shares issuable upon the exercise of options, depending on the date of exercise, are restricted shares subject to vesting.

(13)	Includes 127,321 shares issuable upon exercise of options that are exercisable within 60 days. The shares issuable upon the exercise of options, depending on the date of exercise, are restricted shares subject to vesting.

(14)	Includes 130,053 shares issuable upon exercise of options that are exercisable within 60 days. The shares issuable upon the exercise of options, depending on the date of exercise, are restricted shares subject to vesting.

(15)	Includes 268,441 shares issuable upon exercise of options that are exercisable within 60 days.

(16)	Includes 160,164 shares issuable upon exercise of options that are exercisable within 60 days.

(17)	Includes 170,472 shares issuable upon exercise of options that are exercisable within 60 days.

(18)	Includes 143,115 shares issuable upon exercise of options that are exercisable within 60 days.

(19)	Includes 13,111,832 shares beneficially owned by HealthCare Ventures group that are attributed to Dr. Cavanaugh and Mr. Werner and 6,170,351 shares beneficially owned by Rho Ventures group that are attributed to Mr. Vogelbaum. Also includes 2,688,143 shares issuable upon exercise of options that are exercisable within 60 days.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
     Reference is made to the Company’s definitive proxy statement for its 2008 Annual Meeting of Stockholders (the “2008 Annual Proxy”) filed with the SEC on April 28, 2008. The information in the 2008 Annual Proxy under the captions “Director Compensation Table,” “Executive Compensation and Other Matters,” Compensation Committee Report” and “Compensation Committee Interlocks and Insider Participation” is hereby incorporated by reference herein.
ABSENCE OF APPRAISAL RIGHTS
     We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to either of the proposals to be acted upon at the special meeting.
STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING
     The proxy rules adopted by the SEC provide that certain stockholder proposals must be included in the proxy statement for our 2009 Annual Meeting. For a proposal to be considered for inclusion in next year’s proxy statement, it must be submitted in writing to the Company no later than December 22, 2008. Such proposals and nominations must be made in accordance with the Amended and Restated By-Laws of the Company and must be delivered to the Company at its principal executive offices in Germantown, Maryland. Pursuant to the Company’s Amended and Restated By-Laws, any stockholder proposal or director nomination for our 2009 annual meeting that is submitted will be considered “untimely” if we receive it before January 23, 2009, or after February 20, 2009 and thus, may be excluded from consideration at our 2009 Annual Meeting.
STOCKHOLDERS SHARING THE SAME ADDRESS
     The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding” potentially provides extra convenience for stockholders and cost savings for companies. Because the Company utilizes the “householding” rules for proxy materials, stockholders who share the same address will receive only one copy of the proxy statement, unless the Company receives contrary instructions from any stockholder at that address. The Company will continue to mail a proxy card to each stockholder of record.
     If you prefer to receive multiple copies of the proxy statement at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies by contacting us in writing to the Company c/o the Corporate Secretary at the Company’s corporate headquarters. Eligible stockholders of record receiving multiple copies of the proxy statement can request householding by contacting the Company in the same manner.
     If you are a beneficial owner (for example, you hold your shares in a brokerage or custody account), you can request additional copies of the proxy statement or you can request householding by notifying your broker, bank or nominee.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The Exchange Act file number for our SEC filings is 000-50414. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s public reference room located at:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
     You may obtain information on the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330 . We file information electronically with the SEC and these filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our shares of common stock are listed on The Nasdaq Global Market under the symbol “MBRK.” You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. Information about us, including our SEC filings, is also available on our website at http://www.middlebrookpharma.com.

     We filed a Current Report on Form 8-K on July 8, 2008 disclosing the execution of the Securities Purchase Agreement. Copies of the Securities Purchase Agreement, Registration Rights Agreement, Form of Warrant, Form of Voting Agreement, Deerfield Agreement, employment agreements with Mr. Thievon and Mr. Becker and consulting agreements with Mr. Thievon, Mr. Becker, Mr. Rudnic and Mr. Low were filed as exhibits to the Form 8-K.
INCORPORATION BY REFERENCE
     The SEC allow us to “incorporate by reference” into this proxy statement documents we file with the SEC, meaning that we are disclosing important information to you be referring you to another document filed separately with the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The information that we incorporate by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. This proxy statement incorporates by reference the following:
•	Current Report on Form 8-K filed with the SEC on July 8, 2008 (File No. 000-50414); and
•	The information set forth in the 2008 Annual Proxy under the captions “Director Compensation Table,” “Executive Compensation and Other Matters,” Compensation Committee Report” and “Compensation Committee Interlocks and Insider Participation” (File No. 000-50414).
     We will provide a copy of the documents we incorporate by reference upon request, at no cost, to any person who receives this proxy statement. You may request a copy of these filings, by writing or telephoning us at the following:
MiddleBrook Pharmaceuticals, Inc.
20425 Seneca Meadows Parkway
Germantown, Maryland 20876
Attention: Robert C. Low
(301) 944-6600
      If you have any questions or need assistance with voting your shares or need additional copies of proxy materials, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at (888)750-5834. (Banks and Brokers call collect at (212)750-5833).
OTHER BUSINESS
     The Board of Directors of the Company knows of no other business to be acted upon at the Special Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Special Meeting or any adjournment or postponement thereof.
FORWARD-LOOKING STATEMENTS
     This proxy statement contains statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast,” and other similar words. Forward-looking statements in this proxy statement include statements regarding the following:
•	completion of the Proposed Financing;

•	use of the proceeds from the Proposed Financing; and

•	the Plan Amendment.
     The forward-looking statements in this proxy statement reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements contained herein. Except as required by law, we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.
CAUTIONARY STATEMENT CONCERNING REPRESENTATIONS AND WARRANTIES
CONTAINED IN THE SECURITIES PURCHASE AGREEMENT AND RELATED AGREEMENTS
     You should not rely upon the representations and warranties contained in the securities purchase agreement or the related agreements or the descriptions of such representations and warranties in this proxy statement, as factual information about us, the Investor or any other parties to such agreements. These representations and warranties were made only for purposes of the securities purchase agreement and the related agreements, were made solely to us, the Investor or the other parties thereto, as applicable, as of the dates indicated therein and are subject to modification or qualification by other disclosures made by us. The representations and warranties are reproduced and summarized in this proxy statement solely to provide information regarding the terms of the securities purchase agreement and the related agreements and not to provide you with any other information regarding us, the Investor or the other parties thereto. Information about us can be found elsewhere in this proxy statement and in other public filings we make with the SEC. Information about the Investor can also be found elsewhere in this proxy statement.
By Order of the Board of Directors,

Edward M. Rudnic, Ph.D.
President and Chief Executive Officer
___, 2008
     THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR OWN SHARES.

Appendix A
MIDDLEBROOK PHARMACEUTICALS, INC.
STOCK INCENTIVE PLAN
1. Establishment, Purpose and Types of Awards
     MIDDLEBROOK PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), hereby establishes the MIDDLEBROOK PHARMACEUTICALS, INC. STOCK INCENTIVE PLAN (the “Plan”). The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best-available persons. This Plan is a continuation, and amendment and restatement, of the Company’s Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan, the provisions of which shall continue to control with respect to any options or stock awards outstanding thereunder to the extent necessary to avoid establishment of a new measurement date for financial accounting purposes and to preserve the status of any options that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code.
     The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing.
2. Definitions
     Under this Plan, except where the context otherwise indicates, the following definitions apply:
     (a) “Administrator” means the Board, the Compensation Committee of the Board or such other committee(s) or officer(s) appointed by the Board that have authority to administer the Plan as provided in Section 3 hereof.
     (b) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.
     (c) “Award” means any stock option, stock appreciation right, stock award, phantom stock award, performance award, or other stock-based award.
     (d) “Board” means the Board of Directors of the Company.
     (e) “Change in Control” means: (i) the acquisition (other than from the Company), in one or more transactions, by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 33% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding Company Voting Stock; (ii) the closing of a sale or other conveyance of assets representing 50% or more of the fair market value of the Company’s consolidated assets (in a single transaction or in a series of related transactions); (iii) the dissolution or liquidation of the Company; (iv) a change in the composition of the Company’s Board of Directors, as a result of which, fewer than one-half of the incumbent directors after such change are directors who either (A) had been directors of the Company 24 months prior to such change or (B) were elected, or nominated for election, to the Board of Directors with the approval of at least a majority of the directors who had been the Company’s directors 24 months prior to such change and who were still in office at the time of the election or nomination; or (v) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held a majority of the Company Voting Stock; provided, however, that a Change in Control shall not include (X) a public offering of capital stock of the Company; (Y) any distribution of capital stock of the Company by a partnership or limited liability company to a partner of such partnership or member of such limited liability company in respect of the interest of such partner or member and without the payment of additional consideration; or (Z) any transaction pursuant to which shares of capital stock of the Company are transferred or issued to any trust, charitable organization, foundation, family partnership or other entity controlled directly or indirectly by, or established for the benefit of any of the current or former executive officers of the Company or their immediate family members (including spouses, children, grandchildren, parents, and siblings, in each case to include adoptive relations), or transferred to any such immediate family members.
     (f) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
     (g) “Common Stock” means shares of common stock of the Company, par value of one cent ($0.01) per share.
     (h) “Company Voting Stock” means securities of the Company entitled to vote generally in the election of directors.
     (i) “Eligible Director” means a director of the Company who is not an employee of the Company or any Affiliate.
     (j) “Fair Market Value” means, with respect to a share of the Company’s Common Stock for any purpose on a particular date, the value determined by the Administrator in good faith. However, if the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, “Fair Market Value” means, as applicable, (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator’s discretion, quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq Global Market; (ii) the last sale price on the relevant date quoted on the Nasdaq Capital Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Administrator’s discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator. If no public trading of the Common Stock occurs on the relevant date but the shares are so listed, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur. For all purposes under this Plan, the term “relevant date” as used in this Section 2(j) means either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Administrator’s discretion.
     (k) “Grant Agreement” means a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.
     (l) “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company or by Affiliates controlled by the Company, or an underwriter of the Common Stock in a registered public offering.
3. Administration
     (a) Administration of the Plan. The Plan shall be administered by the Board or by the Compensation Committee of the Board or such other committee or committees as may be appointed by the Board from time to time. To the extent allowed by applicable state law, the Board by resolution may authorize an officer or officers to grant Awards (other than Stock Awards) to other officers and employees of the Company and its Affiliates, and, to the extent of such authorization, such officer or officers shall be the Administrator.
     (b) Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.
     The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) except for Awards granted pursuant to Section 6(a)(ii), determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend, renew or reprice outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.
     The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan, Grant Agreements and all other documents relevant to the Plan and Awards issued thereunder, and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.
     Awards to Eligible Directors, as provided in Section 6(a)(ii), shall be automatic and nondiscretionary to the extent provided in Section 6(a)(ii).
     (c) Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.
     (d) Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.
     (e) Indemnification. To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.
     (f) Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.
4. Shares Available for the Plan; Maximum Awards
     Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 16,348,182 shares of Common Stock. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are repurchased at or below cost by or surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), or if any shares are withheld by the Company, the shares subject to such Award and the repurchased, surrendered and withheld shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to or repurchased or withheld by the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.
     Subject to adjustments as provided in Section 7(d) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual under this Plan shall be limited to 3,000,000 shares. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.
5. Participation
     Participation in the Plan shall be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided that such Awards shall not become vested or exercisable prior to the date the individual first commences performance of such services.
6. Awards
     The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement. The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.
     (a) Stock Options.
     (i) The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code sections 424(e) and (f), respectively, of the Company, and any other persons who are eligible to receive incentive stock options within the meaning of Code section 422. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value as of the date of grant, but nonqualified stock options may be granted with an exercise price less than Fair Market Value. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.
     (ii) Notwithstanding anything in the Plan to the contrary, automatic options grants shall be made under this Plan to Eligible Directors as follows:
     (A) Each person who first becomes an Eligible Director after September 2, 2003 shall be granted an option to purchase 30,000 shares of Common Stock (the “Initial Grant”) on the date on which he or she is initially elected or appointed to the Board.
     (B) Each Eligible Director shall be granted an additional option to purchase 20,000 shares of Common Stock, or an option to purchase 30,000 shares of common stock to the chairman of the board of directors if he or she is a non-employee director, (an “Annual Grant”) on the date of each annual general stockholders’ meeting at which members of the Board are elected or re-elected, provided however, that he or she continues to serve as an Eligible Director immediately following the meeting.
     (C) The exercise price per share for each option granted under this Section 6(a)(ii) shall be the Fair Market Value per share of Common Stock on the date of grant of the option. For purposes of the immediately preceding sentence, Fair Market Value shall mean, at any time when the Common Stock is listed on the Nasdaq Global Market or a similar national exchange or market, the closing price per share of the Company’s Common Stock on the Nasdaq Global Market, or the principal exchange or market on which the Common Stock is then listed, on the date of grant, and if no such price is reported on such date, such price as reported on the nearest preceding date on which such price is reported.
     (D) Each Initial Grant shall vest in 36 equal, monthly installments, in arrears, beginning immediately following the grant date. Each Annual Grant shall vest in 12 equal, monthly installments, in arrears, beginning immediately following the grant date. No option granted to an Eligible Director under this Section 6(a)(ii) shall become vested with respect to any shares of Common Stock after the date on which such Eligible Director ceases to serve as a member of the Board. An option granted to an Eligible Director under this Section 6(a)(ii) may be exercised from time to time, in whole or in part, prior to the earlier of (x) 180 days after a grantee ceases to serve as a Director (one year if the grantee ceases to serve because of his or her death or permanent and total disability) or (y) the tenth anniversary of the date of grant.
     (E) In the event of a Change in Control, any outstanding options granted pursuant to this Section 6(a)(ii) prior to the date of such Change in Control shall be 100% vested and exercisable on the date of, and immediately before, such Change in Control.
     (F) Options granted under this Section 6(a)(ii) may be exercised only by notice (in a form prescribed by or acceptable to the Company) to the Company at its principal executive office. Payment of the exercise price may be made by delivery of cash or check to the order of the Company in an amount equal to the exercise price, or to the extent permitted by the Company, by delivery to the Company of shares of Common Stock of the Company already owned that are “mature” shares under Generally Accepted Accounting Standards of the United States and having a Fair Market Value equal in amount to the exercise price of the option being exercised, or a combination thereof.
     (b) Stock Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights (“SAR”). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.
     (c) Stock Awards.
     (i) The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.
     (ii) The Administrator may grant stock awards in a manner constituting “qualified performance-based compensation” within the meaning of Code Section 162(m). The grant of, or lapse of restrictions with respect to, such performance-based stock awards shall be based upon one or more Performance Measures and objective performance targets to be attained relative to those Performance Measures, all as determined by the Administrator. Performance targets may include minimum, maximum and target levels of performance, with the size of the performance-based stock award or the lapse of restrictions with respect thereto based on the level attained. “Performance Measures” shall mean criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); income before income taxes and minority interests; current value shareholders’ equity; corporate liquidity; financing activities; licensing transactions; joint ventures; co-promotional partnerships; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; share price performance; total stockholder return; relative performance to a group of companies or relevant market indices comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company meeting specified goals relating to revenue, market penetration, business expansion, costs or acquisitions or divestitures.
     (d) Phantom Stock. The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units (“phantom stock”) in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.
     (e) Performance Awards. In addition to the Awards described in Section 6(c)(ii), the Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Company’s or an Affiliate’s operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.
     (f) Other Stock-Based Awards. The Administrator may from time to time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other stock-based awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.
7. Miscellaneous
     (a) Withholding of Taxes. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax withholding obligation.
     (b) Loans. To the extent otherwise permitted by law, the Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.
     (c) Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.
     (d) Adjustments; Business Combinations.
     (i) Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock of the Company, (A) the maximum number of shares reserved for issuance or with respect to which Awards may be granted under the Plan and the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Company to any individual, as provided in Section 4 of the Plan, (B) the number of shares with respect to which Awards are to be granted as provided in Section 6(a)(ii), and (C) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.
     (ii) In the event of any other changes affecting the Company, the capitalization of the Company or the Common Stock of the Company by reason of any spin-off, split-up, dividend, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator, in its discretion and without the consent of holders of Awards, shall make: (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual during any one fiscal year of the Company, as provided in Section 4 and 6(a)(ii) of the Plan, and to the number, kind and price of shares covered by outstanding Awards; and (B) any other adjustments in outstanding Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Company or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.
     (iii) The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and outstanding Awards.
     (e) Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.
     (f) Termination, Amendment and Modification of the Plan. The Board or the Administrator may terminate, amend or modify the Plan or any portion thereof at any time. Except as otherwise determined by the Board, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
     (g) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice.
     (h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
     (i) Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.
     (j) Effective Date; Termination Date. The Plan was originally effective on May 17, 2000. As amended, the effective date of the Plan is July 14, 2008. No Award shall be granted under the Plan after October 6, 2013. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.
Plan History

Date Approved by the Board	Original Plan — Advancis Pharmaceutical Corporation Stock Incentive Plan: May 17, 2000 (as amended March 8, 2001; July 20, 2001; October 25, 2001; April 9, 2002; September 2, 2003).

Amended and Restated Plan (first): October 7, 2003

Amended and Restated Plan (second): March 31, 2004

Amended and Restated Plan (third): April 12, 2005

Amended and Restated Plan (fourth): February 1, 2007

MiddleBrook Pharmaceuticals, Inc. Stock Incentive Plan: July 14, 2008

Date Approved by the Stockholders:	Original Plan — Advancis Pharmaceutical Corporation Stock Incentive Plan: September 18, 2000 (as amended March 8, 2001; July 20, 2001; October 25, 2001; April 9, 2002; September 2, 2003).

Amended and Restated Plan (first): October 7, 2003

Amended and Restated Plan (second): June 3, 2004

Amended and Restated Plan (third): May 25, 2005

Amended and Restated Plan (fourth): May 21, 2007

MiddleBrook Pharmaceuticals, Inc. Stock Incentive Plan: ___, 2008

SPECIAL MEEETING OF STOCKHOLDERS OF MIDDLEBROOK PHARMACEUTICALS, INC. ___, 2008 PROXY VOTING INSTRUCTIONS MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. - OR — TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. - OR — INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. — OR — IN PERSON — You may vote your shares in person by attending the Special Meeting . COMPANY NUMBER ACCOUNT NUMBER You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. 6 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 6 100300000000000000003 060408 0 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. TO VOTE, MARK BLOCKS BELOW MIDDLEBROOK KEEP THIS PORTION FOR YOUR IN BLUE OR BLACK INK AS RECORDS FOLLOWS: DETACH AND RETURN THIS PORTION ONLY

MIDDLEBROOK PHARMACEUTICALS, INC. THE BOARD OF DIRECTORS RECOMMENDS
VOTING “FOR” PROPOSALS 1 AND 2. For Against Abstain 1. To approve the issuance by the Company of 30,303,030 shares of common stock of the Company and warrants to acquire 12,121,212 shares of common stock of the Company to EGI-MBRK, L.L.C., an affiliate of Equity Group Investments, L.L.C.
2. To approve the proposed amendment to the MiddleBrook Pharmaceuticals, Inc. Stock Incentive Plan for the purposes of increasing the number of shares of Common Stock reserved for issuance thereunder by 7,000,000 shares from 9,348,182 shares to 16,348,182 and increasing the maximum number of shares of Common Stock that may be granted as awards under the Company’s stock incentive plan during any one fiscal year of the Company to any one individual from 1,000,000 shares to 3,000,000 shares. 3. To act upon any other matter which may properly come before the Special Meeting or any adjournment or postponement thereof. Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by an authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature (PLEASE SIGN WITHIN BOX) Date Signature (PLEASE SIGN WITHIN BOX) Date

MIDDLEBROOK PHARMACEUTICALS, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
SPECIAL MEETING OF STOCKHOLDERS to be held ___, 2008 The undersigned hereby appoints [___] and [___], and each of them, with full power of substitution to each, as attorneys and proxies of the undersigned, to vote all shares which the undersigned is entitled to vote at the Special Meeting of Stockholders of MiddleBrook Pharmaceuticals, Inc. (the “Company”) to be held at the Company’s offices at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 on ___, 2008 at 8:30 a.m., ET, local time, and at any adjournment or postponement thereof, upon and in respect of the following matters, and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. The undersigned hereby acknowledges receipt of a copy of the Notice of Special Meeting and Proxy Statement relating to such Special Meeting. The undersigned revokes all proxies heretofore given for said Special Meeting and any adjournment or postponement thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE ISSUANCE OF COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK IN CONNECTION WITH THE PROPOSED FINANCING AND “FOR” THE AMENDMENT TO THE MIDDLEBROOK PHARMACEUTICALS, INC. STOCK INCENTIVE PLAN. (Continued and to be signed on the reverse side)